UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:	April 1, 2008

(Date of earliest event reported):	April 1, 2008

LOEWS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6541	13-2646102
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

667 Madison Avenue, New York, N.Y.	10065-8087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 521-2000

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ x ]	Pre-commencement communications pursuant to rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 1, 2008, Loews Corporation (“Loews”) furnished its Annual Report for the year ended December 31, 2007 on Form ARS (the “Annual Report”) to the Securities and Exchange Commission (the “Commission”).  The following excerpts from the Annual Report are incorporated into this Current Report on Form 8-K (the terms “we”, “us” and “our” refer to Loews, and “Lorillard” refers to Lorillard, Inc.):

“In December 2007, our Board of Directors approved plans for a tax-free spin-off of Lorillard to holders of Loews common stock and Carolina Group stock. Upon completion of this separation, which is subject to various conditions, Lorillard, now a wholly owned Loews subsidiary, will become a separate publicly traded company.

We created Carolina Group tracking stock in 2002 to highlight the value of our tobacco business. The tracking stock structure has been beneficial for holders of both Carolina Group stock and Loews common stock. Because of significant changes now taking place in the U.S. tobacco market, we believe the separation will benefit both companies. The separation will allow the management teams of Lorillard and Loews to focus their efforts and deploy their capital based on each company’s unique strategic priorities. The transaction is also expected to improve the long-term financial strength and risk profile of Loews.

Holders of Loews common stock who wish to invest directly in Lorillard can elect to participate in our planned exchange offer, the terms of which we expect to announce during the second quarter. Participants will receive Lorillard common shares in exchange for their shares of Loews common stock at a to be determined ratio. Holders of Carolina Group stock will receive one share of Lorillard common stock in exchange for each share they hold and will benefit from the elimination of any tracking stock discount that might have existed for Carolina Group stock.”

…

“In December 2007, we announced that our Board of Directors had approved a plan to dispose of our entire ownership interest in Lorillard, Inc. to holders of Carolina Group stock and Loews common stock in a tax-free transaction. When the separation is completed, probably in mid-2008, Lorillard will be an independent public company, and Carolina Group will cease to exist.

The transaction will be accomplished through the following integrated steps:

● We will redeem all of the outstanding Carolina Group stock in exchange for shares of Lorillard common stock. The Lorillard shares distributed in the redemption of the Carolina Group stock will constitute approximately 62 percent of Lorillard’s outstanding common stock, which is the percentage of the economic interest in the Carolina Group represented by outstanding Carolina Group stock.

● We will distribute our remaining 38 percent ownership of Lorillard’s outstanding common stock through an exchange offer for shares of Loews common stock, if we determine that market conditions are acceptable for an exchange. If we determine not to effect the exchange offer or if the exchange offer is not fully subscribed, the remaining shares of Lorillard will be distributed as a pro rata dividend to the holders of Loews common stock.

The consummation of the transaction is conditioned on, among other things, our receipt of a favorable ruling from the Internal Revenue Service and an opinion of counsel as to the tax-free nature of the separation; the effectiveness of the registration statement filed with the Securities and Exchange Commission by Lorillard with respect to our distribution of shares of Lorillard common stock; final approval by our Board of Directors; the absence of any material changes or developments; and market conditions.”

This report is neither an offer to purchase nor a solicitation of an offer to sell securities. Loews’s exchange offer for the outstanding shares of its common stock, which has been registered with the Commission pursuant to Registration Statement No. 333-149051, has not commenced. At the time the contemplated exchange offer commences, Loews will file an exchange offer statement on Schedule TO with the Commission.  Investors and stockholders of Loews are strongly advised to read the exchange offer statement (including the offer to purchase, letter of transmittal and other offer documents) because they will contain important information. When available, the offer to purchase, the related letter of transmittal and certain other offer documents will be made available to all stockholders of Loews at no expense to them. These documents will also be available at no charge at the Commission’s website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOEWS CORPORATION
(Registrant)

Dated: April 1, 2008	By:	/s/ Gary W. Garson
Gary W. Garson
Senior Vice President
General Counsel and
Secretary